UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 11, 2007
COTT CORPORATION
(Exact name of registrant as specified in its charter)

CANADA	000-19914	None

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

207 Queen’s Quay West, Suite 340
Toronto, Ontario		M5J 1A7

4211 W. Boy Scout Boulevard, Suite 290
Tampa, Florida, United States		33607

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code (416) 203-3898
N/A

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
               On May 11, 2007, Cott Corporation (the “Corporation”) commenced a Retention, Severance and Non-Competition Plan (the “Plan”) in order to retain and motivate key employees. Development of the Plan was authorized by the Corporation’s Board of Directors on February 1, 2007, and the Plan commenced when the Corporation entered into Plan agreements with certain employees on May 11, 2007. The Plan is intended to ensure, among other things, that key employees will remain dedicated to the Corporation and be motivated to maximize the value of the Corporation if, as a means of enhancing shareholder value, the Corporation considers or enters into a Change of Control.
For purposes of the Plan, a Change of Control means:
1.	a take-over bid (within the meaning of the Securities Act (Ontario)), other than a take-over bid exempt from the requirements of Part XX of such Act pursuant to sub-sections 93(1)(b) or (c) thereof, is completed in respect of more than twenty percent (20%) of the Corporation’s common shares and the majority of the members who were members of the Board of Directors of the Corporation prior to completion of such take-over bid are replaced within 60 days following completion of such take-over bid, or

2.	any of the following occur: (A) any consolidation, merger or amalgamation of the Corporation with or into any other corporation whereby the voting shareholders of the Corporation immediately prior to such event receive less than 50% of the voting shares of the consolidated, merged or amalgamated corporation; (B) a sale by the Corporation of all or substantially all of the Corporation’s undertakings or assets; (C) a proposal by or with respect to the Corporation being made in connection with a liquidation, dissolution or winding up of the Corporation; (D) any reorganization, reverse stock split or recapitalization of the Corporation that would result in a Change of Control as otherwise defined herein; or (E) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.
               The Corporation’s Human Resources and Compensation Committee (the “Committee”) determines which employees participate in the Plan; approximately 19 employees will initially participate in the Plan, including four of the Corporation’s named executive officers. Each participant is assigned to one of three groups, which correspond to severance multiples as follows: Level 1 Employees – 2 times; Level 2 Employees – 1.5 times; Level 3 Employees – 1 time.
               The Plan contemplates a Change of Control Window that begins 90 days prior to the Change of Control or the first public announcement thereof and continues past the Change of Control for a length of years equal to each participant’s severance multiple.
               If a participant’s employment is terminated by the Corporation without Cause or by the participant for Good Reason during the Change of Control Window, the participant will receive a cash payment of an amount equal to the participant’s total annual base salary, car allowance and target bonus multiplied by the participant’s severance multiple, less applicable withholdings. The terminated participant would also be paid accrued salary, vacation and a pro rata bonus at target for the year in which the termination took place, less applicable withholdings. In addition, the terminated participant would continue to receive benefits under the Corporation’s benefit plans for the number of years equal to the severance multiple, and accelerated vesting of rights under the Corporation’s equity incentive plans.
               If a participant’s employment is terminated by the Corporation without Cause or by the participant for Good Reason at a time that falls outside the Change of Control Window, the participant shall receive a cash payment of an amount equal to the participant’s total annual base salary, car allowance and target bonus multiplied by the participant’s severance multiple, less applicable withholdings. The terminated participant would also be paid accrued salary and vacation and a pro rata bonus at target for the year in which the termination took place, less applicable withholdings. In addition, the terminated participant would continue to receive benefits under the Corporation’s benefit plans for the number of years equal to the severance multiple.
               Level 1 Employees receive gross-up payments in the event Excise Tax is imposed. Payments to Level 2 or 3 Employees who would otherwise be subject to Excise Tax are reduced to an amount that will result in no portion of the payments being subject to the Excise Tax.
               Participants whose employment terminates for Cause, or by voluntary resignation (other than for Good Reason), death, or disability are not entitled to benefits under the Plan.
               Participants in the Plan agree to non-competition and non-solicitation provisions that continue beyond termination for the number of years equal to the severance multiple, regardless of the cause of termination. The Plan supersedes applicable provisions of each participant’s prior employment agreement, and participants agree to execute a general release of claims against the Corporation in return for payments under the Plan.

SIGNATURES
               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COTT CORPORATION

Date: May 17, 2007	By:	/s/ Mark Halperin
	Name:	Mark Halperin
	Title:	Chief Legal & Ethics Officer and Corporate Secretary